                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-56915

PROSPECTUS

                         [EURONET LOGO APPEARS HERE]

                             EURONET SERVICES INC.

                        766,114 SHARES OF COMMON STOCK
                               ($.02 PAR VALUE)

  This Prospectus relates to the shares of Common Stock, par value $.02 per share (the "Common Stock"), of Euronet Services Inc., a Delaware corporation (the "Company"), that may be sold from time to time by the Company on exercise of the Warrants. The Warrants were sold by the Company as part of a Unit Offering which consisted of an aggregate of DM150,000,385 (approximately $83.8 million based on a Dollar-Deutsch Mark exchange rate of DM1.79=$1.00, which was the noon buying rate in New York City for cable transfers in Deutsch Marks on June 17, 1998) in principal amount at maturity of 12 3/8% Senior Discount Notes Due 2006 (the "Senior Discount Notes") and 729,633 Warrants. Each Unit consisted of DM 1,000 principal amount at maturity of Senior Discount Notes and three Warrants. The Senior Discount Notes and Warrants were separately transferable immediately on issuance. Each Warrant entitles the holder thereof to purchase 1.05 shares of Common Stock for $5.00 per share at any time on or before the close of business in New York City on July 1, 2006. The number of shares of Common Stock issuable on exercise of each Warrant, and the exercise price per share, are subject to adjustment as provided in the Warrant Agreement pursuant to which the Warrants were issued.

  The Common Stock is quoted on NASDAQ National Market under the symbol "EEFT". On June 16, 1998, the reported closing sales price of the Common Stock was $4.50 per share.

                                ---------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION, NOR HAS THE SECURI-
  TIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS, ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     NUMBER OF SHARES   PRICE TO PUBLIC(1)  PROCEEDS TO ISSUER
------------------------------------------------------------------------------
Per Share..........          1                 $5.00               $4.95
------------------------------------------------------------------------------
Total..............       766,114           $3,830,570          $3,790,570
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Before deducting for expenses of the Offering of approximately $.05 per share and $40,000 in the aggregate.

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXERCISE OF THE WARRANTS AND THE PURCHASE OF THE COMMON STOCK.

                                ---------------

                 The date of this Prospectus is June 17, 1998.

                             AVAILABLE INFORMATION

  The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a registration statement (herein, together with all amendments, exhibits and schedules thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, reference is hereby made to the Registration Statement.

  The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. The Registration Statement, including the exhibits thereto, and reports and other information filed by the Company with the Commission can be inspected without charge and copied, upon payment of prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material and any part thereof will also be available by mail from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and via the Commission's address on the World Wide Web at http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The documents listed below are incorporated by reference in this Registration Statement, and all documents concurrently and subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 31, 1998;

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the Commission on May 15, 1998;

    (3) The description of the Company's Common Stock contained in the Company's Form 8-A, as filed with the Commission on February 21, 1997.

  For purposes of this Registration Statement, any statement contained in a document incorporated by or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

  The Company shall furnish without charge to each person, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to Jeffrey Newman at Horvat U. 14-24, 1027 Budapest, Hungary, and the phone number at that address is 011 361 224 1020.

                          FORWARD-LOOKING STATEMENTS

  Statements contained in this Prospectus, and in the documents incorporated by reference into this Prospectus, that are not based upon historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements included in this Prospectus and in documents incorporated herein by reference involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon the Company's best estimates of future results, performance or achievement and are based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. All statements other than statements of historical facts included in this Prospectus, and in the documents incorporated by reference into this Prospectus, including, without limitation, statements regarding (i) the use of proceeds, (ii) the Company's business plans and financing plans and requirements; (iii) trends affecting the Company's business financial condition or results of operations, (iv) the impact and extent of competition,
(v) expansion of the Company's ATM network and expansion of the Company's operations, (vi) the adequacy of capital to meet the Company's capital requirements and expansion plans, (vii) the assumptions underlying the Company's business plans, (viii) business strategy, (ix) government regulatory actions, (x) technological advances, (xi) projected costs and revenues and
(xii) risk factors, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained in this Prospectus, and in the documents incorporated by reference into this Prospectus, including, without limitation, the information under "Risk Factors," identifies important factors that could cause such differences, and any such forward-looking statements are expressly qualified in their entirety by such factors.

                                  THE COMPANY

  The Company operates the only independent non-bank owned automatic teller machine ("ATM") network in Central Europe as a service provider to banks and other financial institutions, and is one of the largest of such providers in Europe. The Company was established in 1994 and commenced operations in June 1995. Since it commenced operations, the Company has undertaken a rollout of its ATM network with 53, 166 and 693 ATMs in operation at December 31, 1995, 1996 and 1997, respectively. As of March 31, 1998 the Company operated a network of 798 state of the art ATMs in Europe, with 359 located in Hungary, 332 in Poland, 64 in Germany, 35 in Croatia and 8 in the Czech Republic. In addition, in December 1997, the Company established offices in France and Romania. Subject to full evaluation of market opportunities, the Company expects to install approximately 800 additional ATMs during 1998 and pursue the possible acquisition of ATM network assets in Europe, the U.S. and other markets. Through agreements and relationships established with local banks, international debt and credit card issuers and associations of such issuers such as American Express, Diners Club International, VISA, Mastercard and EUROPAY (together "International Card Organizations"), the Company's ATMs are able to process ATM transactions for holders of credit and debit cards issued by or bearing the logos of such banks and International Card Organizations. In addition, through its sponsorship arrangements with banks which issue VISA and EUROPAY cards, the Company is able to accept cards with the PLUS and Cirrus logos. The Company receives a fee from the relevant card issuing bank or International card Organization for any ATM transactions processed on the Company's ATMs. The Company also offers out-sourced ATM management services to local banks that own proprietary ATM networks for which the Company receives a fixed monthly fee and/or a per transaction fee. The Company's Common Stock is traded on the NASDAQ National Market under the symbol "EEFT" and based on its share price as of the close of June 8, 1998, the Company's equity market capitalization was approximately $83 million.

  As of March 31, 1997, Euronet's ATM machines accepted approximately 99% of the domestic credit and debit cards issued in Hungary and 64% of the domestic credit and debit cards in Poland. The Company is able to accept substantially all of the domestic credit and debit cards issued in Germany due to its connection, through a sponsorship agreement with the German Bank, Service Bank GmbH, to a central transaction authorization switch in Germany. In Croatia, the Company currently accepts 11% of the issued credit and debit cards, and it expects to be able to accept 29% by the end of May 1998 through an agreement signed with Atlas American Express. The Company is at the early stages of establishing its network in the Czech Republic where it currently operates eight ATMs which are currently able to accept VISA cards, representing 22% of the credit and debit cards issued in the Czech Republic.

  The Company believes that one of the most important factors in determining the success of an ATM network is the location of the ATMs. The Company's strategy is to establishing sites for its ATMS that provide high visibility and cardholders utilization. As part of its strategy, the Company identifies major pedestrian traffic locations where people need quick and convenient access to cash. Key target locations for Euronet's ATMs include (i) major shopping malls, (ii) busy intersections, (iii) local smaller shopping areas offering grocery stores, supermarkets and services where people routinely shop, (iv) mass transportation hubs such as city bus and subway stops, rail and bus stations, airports and gas stations, and (v) tourist and entertainment centers such as historical sections of cities, cinemas, and recreational facilities.

  Recognizing that convenience and reliability are principal factors in attracting and retaining ATM customers, the Company has invested in the establishment of advanced ATM machines and monitoring systems, as well as redundancies to protect against network interruption. Approximately 77% of the Company's machines are available to customers 24 hours per day (with the majority of the balance of the machines being limited by retail hours of operation in the particular location). The performance and cash positions of the Company's ATMs are monitored centrally, with location operations and maintenance contractors dispatched to fill and service the machines. The Company's machines in all markets, except Germany, are linked by satellite or land based telecommunications lines to the Company's central processing center in Budapest (the "Processing Center"). In order to obtain transaction authorization, the Processing Center interfaces with either the bank or International Card Organization that issued the card ("Card Issuer").

  The Company believes that the level of services it provides and the location of its ATMs make it an attractive provider to banks and International Card Organizations. By connecting to the Company's network, local banks can offer their customers the convenience of cash withdrawal and balance inquiry services in numerous off-site locations without incurring additional branch operating costs. Alternatively, banks can outsource the management of their proprietary ATM networks to the Company, thereby reducing their operating costs and improving the allocation of their own resources. In addition, the Company believes that the services it provides permit it to capitalize on the increase in bank account usage and credit and debt card issuance in Central Europe, as demand for banking services continues to grow in the region.

  The Company's principal executive offices are located at 14-24 Horvat u., 1027 Budapest, Hungary and its telephone number at this address is 011-36-1-224-1000.

                                 THE OFFERING

Securities Offered.....  766,114 shares of Common Stock, par value $.02 per share

Common Stock
Outstanding............  15,133,321 shares*

Use of Proceeds........  Assuming that all of the Warrants are exercised for cash, as to which there can be no assurance, the Company will realize net proceeds of $3,790,570. Net proceeds will be used for working capital and general corporate purposes.

Risk Factors...........  The shares offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

NASDAQ/NM Symbol.......  EEFT
--------
* As of March 31, 1998. Does not include 2,860,806 shares issuable upon exercise of outstanding warrants, options and rights, including the Warrants, entitling the holders thereof to purchase an aggregate of 2,860,806 shares of Common Stock at prices ranging from $0.71 to $13.94.

                                 RISK FACTORS

  An investment in the shares of Common Stock involves a high degree of risk. Accordingly, prospective purchasers should consider carefully all of the information set forth in this Prospectus and in the documents incorporated by reference into this Prospectus, in particular, the risks described below, prior to making any investment decision. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. See "Forward-Looking Statements."

SUBSTANTIAL INDEBTEDNESS; LIQUIDITY

  The Company has substantial indebtedness. As of March 31, 1998, after giving pro forma effect to the Senior Discount Note offering and the application of the net proceeds therefrom, the Company's total indebtedness is approximately $103.3 million, its stockholders' equity is approximately $46.0 million and the Company's total assets are approximately $154.8 million. The Company believes the net proceeds from the Senior Discount Note offering, together with its cash flows from operations and remaining proceeds from the 1997 initial public offering (approximately $33.5 million at March 31, 1998), will be sufficient to fund the Company's operating losses, debt service requirements and capital expenditures associated with its expansion plan through the year 2000. However, there can be no assurance that the Company will achieve or sustain profitability or generate sufficient revenues in the future. If an opportunity to consummate a strategic acquisition arises or if one or more new contracts is executed requiring more rapid installation of ATM machines in any market area, the Company may require additional financing for such purpose and to fund its working capital needs. Such additional financing may be in the form of additional indebtedness which would increase the Company's overall leverage.

  The level of the Company's indebtedness could have important consequences to investors, including the following: (i) the Company may not be able to generate sufficient cash flows to service the Discount Notes and its other outstanding indebtedness and to fund adequately its planned capital expenditures and operations; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited or such financing may be unavailable; (iii) a substantial portion of the Company's cash flows, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business and markets; and (v) the Company's high degree of indebtedness will make it more vulnerable to changes in general economic conditions and a downturn in its business, thereby making it more difficult for the Company to satisfy its obligations under the Notes.

  The Company must substantially increase its net cash flows in order to meet its debt service obligations, including obligations under the Senior Discount Notes, and there can be no assurance that the Company will be able to meet such obligations, including its obligations under the Senior Discount Notes. If the Company is unable to generate sufficient cash flows or otherwise obtain funds necessary to make required payments or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon.

LIMITED OPERATING HISTORY; HISTORICAL AND FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW

  The Company has had a limited operating history. For the period from June 22, 1994 (inception) to December 31, 1994, the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, the Company had net losses of approximately $228,000, $1.9 million, $7.6 million, $8 million and $3.6 million, respectively, resulting in an aggregate net loss of approximately $21.3 million as of March 31, 1998.

(The 1996 net loss includes a one-time non-cash stock compensation expense of approximately $4.2 million relating to the grant of certain employee and management options.) The Company expects to continue to generate losses from operating activities, negative EBITDA and negative cash flow while it concentrates on the expansion of its ATM network business. As a result of the Company's strategy of continuing expansion and increasing its market share, the Company's net losses are expected to increase. There can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements, including its obligations with respect to the Senior Discount Notes.

SIGNIFICANT CAPITAL REQUIREMENTS

  The development and expansion of the Company's ATM network and its ATM management services operations in Hungary, Poland, Germany, the Czech Republic, Croatia, France and other markets, and the resulting operating losses will require substantial additional cash from outside sources. The Company anticipates that its substantial cash requirements will continue into the foreseeable future. Based on the Company's plans with respect to the installation of ATMs and the provision of ATM management services in Hungary, Poland, Germany, the Czech Republic, Croatia, France and other markets in the near to medium term, and the Company's requirements with respect to related infrastructure and operational costs, management believes the net proceeds from the offering of Senior Discount Notes will provide sufficient funds necessary for the Company to expand its business as currently planned through the year 2000. There can be no assurance, however, that additional financing will not be required. The Indenture limits, but does not prohibit the Company and its subsidiaries from incurring additional indebtedness, including indebtedness to fund working capital and operating losses and for the acquisition of assets related to its business. There can be no assurance that the Company will be able to raise additional required capital on satisfactory terms or at all. If the Company is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to additional restrictive financial covenants. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its business.

RISKS RELATED TO RAPID EXPANSION OF BUSINESS

  The continued rapid expansion and development of the Company's business will depend on various factors including the demand for ATM services in the Company's current target markets, the ability to locate appropriate ATM sites and obtain necessary approvals for the installation of ATMs, the ability to install ATMs in an efficient and timely manner, the expansion of the Company's business into new countries as currently planned, entering into additional card acceptance agreements with banks, the ability to obtain sufficient numbers of ATMs on a timely basis and the availability of financing for such expansion. In addition, such expansion may involve acquisitions which, if made, could divert the resources and management time of the Company and require integration with the Company's existing networks and services. The Company's ability to manage effectively its rapid expansion will require it to continue to implement and improve its operating, financial and accounting systems and to expand, train and manage its employee base. The inability to manage effectively its planned expansion could have a material adverse effect on the Company's business, growth, financial condition and results of operations.

DEPENDENCE ON RELATIONSHIPS WITH BANKS AND INTERNATIONAL CARD ORGANIZATIONS; TERMINATION OF OTP CONTRACT

  The Company's future growth depends on its ability to sign card acceptance agreements with banks and International Card Organizations which allow the Company's ATMs to accept credit and debit cards issued by such banks and International Card Organizations as well as retaining and renewing such card acceptance agreements, which generally provide for a two to five year term. The Company's card acceptance agreements with banks generally include termination and/or renewal clauses, which provide that either party may elect to terminate or not renew an agreement upon completion of its term. In some cases, banks may terminate their contracts with the Company by giving notice prior to the expiration of their terms. There can be no assurance that the Company will be able to continue to sign or maintain the card acceptance agreements on terms and conditions acceptable to the Company or that International Card Organizations will continue to permit Euronet's ATMs to accept their credit and debit cards. The inability to continue to sign or maintain such agreements or to continue to accept the credit and debit cards of local banks and International Card Organizations as its ATMs in the future could have a material adverse effect on the Company's business, growth, financial condition and results of operations.

  In January, 1998, OTP notified the Company that it was terminating its contract with Euronet effective as of July 27, 1998. OTP advised the Company that it terminated the contract since it desired to promote the use of its own ATM network. OTP also indicated that the Company selected ATM sites which OTP believed to be in competition with OTP ATM sites and that the Company failed to provide OTP with certain transaction reports on a timely basis. It should be noted that the reporting failure had been corrected more than two months prior to OTP's notice of termination. As a result of this termination the Company will not have a direct connection with OTP and will not be able to accept OTP proprietary bank cards and OTP will no longer act as the Company's EUROPAY sponsor in Hungary. The Company will still be able to accept all OTP issued VISA cards through its VISA gateway. The Company is negotiating a new EUROPAY sponsorship arrangement with a bank to replace OTP as its EUROPAY sponsor, and subject to final execution and implementation of that agreement, the Company will still be able to accept all OTP issued EUROPAY cards through its EUROPAY gateway. VISA and EUROPAY cards represent over 95% of the cards issued by OTP. The Company's contract with OTP represented approximately 51% of consolidated revenues for the three months ended March 31, 1998. The financial impact of the OTP contract termination is difficult to assess and there can be no assurance that this termination will not have a material adverse affect on the Company's financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon the services of certain of it executive officers for the management of the Company and the implementation of its strategy. Euronet's strategy and its implementation depend in large part on the founders of the Company, in particular Michael Brown and Daniel Henry, and their continued involvement in the Company in the future. Michael Brown, who is involved in strategy, planning and establishing operational procedures, resides in Leawood, Kansas and travels to Europe on a regular basis. Daniel Henry, who supervises the Company's day-to-day operations currently resides in Budapest, Hungary. Although Mr. Henry may relocate to Kansas City next year, he will continue to be involved in the Company's operations and in view of the Company's present geographic expansion plans will likely be responsible for overseeing the Company's expansion to the South American or Asian markets. The Company will employ a new executive officer to supervise the Company's day-to-day operations prior to Mr. Henry's relocation. This new executive would reside in Central Europe. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in Central Europe and the other markets where the Company conducts its business is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain the required personnel. Although the Company's officers and certain of its key personnel have entered into service or employment agreements containing non-competition, non-disclosure and non-solicitation covenants and providing for the granting of incentive stock options with long-term vesting requirements, most of these contracts do not guarantee that these individuals will continue their employment with the Company. The loss of certain key personnel could have a material adverse effect on the Company's business, growth, financial condition and results of operations.

DEPENDENCE ON ATM TRANSACTION FEES

  Transaction fees from banks and International Card Organizations for transactions processed on the Company's ATMs have historically accounted for a significant portion of the Company's revenues. The

Company expects that revenues from ATM transaction fees will continue to account for a substantial majority of its revenues for the foreseeable future. Consequently, the Company's future operating results are almost entirely dependent on the increased issuance of credit and debit cards, increased market acceptance of Euronet's services in its target markets, the maintenance of the level of transaction fees received by the Company, installation by the Company of larger numbers of ATMs and continued usage of the Company's ATMs by credit and debit cardholders. A decline in usage of the Company's ATMs by ATM cardholders or in the levels of fees received by the Company in connection with such usage would have a material adverse impact on the Company's business, growth, financial condition and results of operations. Banks also could elect to pass through to their customers all, or a large part of, the fees charged by the Company for transactions on its ATMs. This would increase the cost of using the Company's ATM machines to the bank's customers, which may cause a decline in use of the Company's ATM machines and, thus, have an adverse effect on revenues.

LEGAL CONSTRAINTS ON CONDUCTING BUSINESS IN GERMANY AND FRANCE; DEPENDENCE ON FINANCIAL INSTITUTIONS

  Under German law, ATMs in Germany may be operated only by licensed financial institutions. The Company, therefore, may not operate its own ATM network in Germany and must act, under its contract with Service Bank GmbH ("Service Bank"), as a subcontractor providing certain ATM-related services to Service Bank. As a result, the Company's activities in the German market currently are entirely dependent upon the continuance of the agreement with Service Bank, or the ability to enter into a similar agreement with another bank in the event of a termination of such contract. The inability to maintain such agreement or to enter into a similar agreement with another bank upon a termination of the agreement with Service Bank could have a material adverse effect on the Company's operations in Germany.

  The Company is considering expansion into France, whose laws relative to the operation of ATMs are similar to those of Germany. Expansion into France would require the Company to establish and thereafter maintain a relationship with one or more French financial institutions. Although the Company has not yet identified a French financial institution, it has retained a managing director for France, and is exploring potential relationships with French financial institutions and is searching for potential ATM locations. There can be no assurance as to when or if the Company will be able to establish the necessary relationship for the commencement of operations in France.

COMPETITION

  Principal competitors of the Company in markets outside the United Stated include ATM networks owned by banks and regional networks consisting of consortiums of local banks. In the U.S., principal competitors of the Company would include individual banks operating proprietary ATM networks, shared bank networks such as the Plus and Cirrus networks, independent, non-bank owned ATM networks of varying sizes (ranging from a few ATMs to many thousands of ATMs) and individual retail outlets operating ATMs. Large, well financed companies may also establish ATM networks in competition with the Company in various markets. Competitive factors in the Company's business include network availability and response time, price to both the bank and to its customers, ATM location and access to other networks. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, growth, financial condition and results of operations. In addition, there can be no assurance that Euronet's competitors will not introduce or expand their own ATM networks in the future which would lead to a decline in the usage of Euronet's ATMs.

POLITICAL, ECONOMIC AND LEGAL RISKS

  The Company's principal operating subsidiaries currently operate in Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe. These and other countries in Central Europe have undergone significant political an economic change in recent years. Political, economic, social and other developments in such countries may in the future have a material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by change in the government of such countries or otherwise, could materially adversely affect the Company's business, growth, financial condition and results of operations. Currently there are no limitations on the repatriation of profits from Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from such countries. If such exchange control restrictions, taxes or limitations are imposed, the ability of the Company to receive dividends or other payments from its subsidiaries could be reduced, which may have material adverse effect on the Company.

  Prior to 1995, Croatia was involved in hostilities with Serbia and was also involved in the hostilities in Bosnia-Herzegovina. The hostilities in Croatia ended in a cease-fire in 1995 and the hostilities in Bosnia-Herzegovina ended in the Dayton Accords in 1995. No assurance can be given that the cease-fire with Serbia will not be breached or that the peace process initiated by the Dayton Accords will continue. Any breakdown in the peace process or any failure of any of the relevant parties to abide by the cease-fire or the provisions of the Dayton Accords or the relevant agreements could result in the recommencement of hostilities in the region, which could have an adverse effect on the Croatian economy or Euronet's operations in Croatia.

  Annual inflation and interest rates in Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe have been much higher than those in Western Europe. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Fluctuations of inflation, interest and exchange rates could have an adverse effect on the Croatian economy or Euronet's operations in Croatia.

  Corporate, contract, property, insolvency, competition, securities and other laws and regulations in Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe have been, and continue to be, substantially revised during the completion of their transition to market economies. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under those laws and regulations in a reasonably timely manner, if at all. In addition, transmittal of data by electronic means and telecommunication is subject to specific regulation in most Central European countries. Although such regulations have not had a material impact on the Company's business to date, there can be no assurance that any such changes in such regulation, including taxation or limitations on transfers of data across national borders, would not have a material adverse effect on the Company's business, growth, financial condition and results of operations.

  Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe generally are considered by international investors to be emerging markets. There can be no assurance that political, economic, social and other developments in these emerging markets will not have an adverse effect on the Company's operations and profitability and, therefore, on the Company's ability to pay principal and interest on the Notes.

INFLATION, EXCHANGE RATE AND CURRENCY RISK

  The Company operates primarily in Central Europe and Germany and, as a result, its business is affected by fluctuations in foreign exchange rates of the various countries in which it operates. With the exception of Germany where transaction fees are Deutsche Mark denominated, transaction fees charged by the Company are primarily denominated in U.S. dollars or denominated in local currency and inflation adjusted. A significant amount of the Company's expenditures in Central Europe, including the acquisition of ATMs and executive salaries, are made in U.S. dollars.

  Since the fall of Communist rule, both Hungary and Poland have experienced high levels of inflation and significant fluctuation in the exchange rate for their currencies. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 600% in 1990 to approximately 15% in 1997. In addition, the exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has decreased significantly since 1991. Similarly, in Hungary, the forint has continued to depreciate, principally by way of devaluation, against the major currencies of the OECD and has limited convertibility to other currencies. The inflation rate in Hungary was approximately 18.0% in 1997.

  The Company attempts to match any assets denominated in currencies other than U.S. dollars with liabilities denominated in the same currencies. Nonetheless inflation and currency exchange fluctuations have had, and will continue to have, an effect on the financial condition and results of operations of the Company. The Company anticipates that in the future a substantial portion of its assets will be denominated in the foreign currencies of each market. As exchange rates between these foreign currencies and the U.S. dollar fluctuate, the translation effect of such fluctuations may have a material adverse effect on the Company's results of operations or financial condition as reported in U.S. dollars.

  In addition, fluctuations in the exchange rate between the Deutsche Mark and the U.S. dollar will affect the U.S. dollar equivalent of both the Deutsche Mark principal of and interest on the Notes.

YEAR 2000 COMPLIANCE

  The Company has made an assessment of the impact of the advent of the year 2000 on its systems and operations. The Processing Center will require certain upgrades which have been ordered and are scheduled for installation by the fourth quarter of 1998. Most of the ATMs in the Euronet network are not year 2000 compliant, and hardware and software upgrades will be installed under contracts with the Company's ATM maintenance vendors. According to the Company's current estimates, the cost will be approximately $1,000 per ATM, and the required installation will be finished by the end of 1998. The Company estimates that approximately 560 of its ATMs will require upgrades for year 2000 compliance.

  The Company is currently planning a survey of its bank customers concerning the compliance of their back office card authorization systems with year 2000 requirements, and anticipates launching such survey in the third quarter of 1998. If the Company's bank customers do not bring their card authorization systems into compliance with year 2000 requirements the Company may be unable to process transactions on cards issued by such banks and may lose revenues from such transactions. This could have a material adverse effect on the Company's revenues.

DEVELOPMENT AND MAINTENANCE OF PUBLIC MARKET FOR COMMON STOCK; AND POSSIBLE VOLATILITY OF STOCK PRICE

  The Company completed its initial public offering of Common Stock in March, 1997, prior to which there had been no public market for the Common Stock. There can be no assurance that a trading market for the Common Stock will be maintained. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, actual and participated period-to-period fluctuations in the Company's operating results, changes in currency exchange rates and other external factors, including general economic conditions in Hungary, Poland, Germany, the Czech Republic and Croatia and the Company's other markets or other events or factors.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") and of Delaware law could discourage potential acquisition proposals and could delay or impede a change in control of the Company. These provisions, among other things: (i) classify the Company's Board of Directors into three classes serving staggered three-year terms; (ii) permit the Board of Directors, without further stockholder approval, to issue preferred stock; and (iii) prohibit the Company from engaging in a business combination (as such term is defined in the Delaware law) with interested shareholders, except under certain circumstances. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock. The Company has no present plans to issue any preferred stock. Directors, officers and certain significant shareholders of the Company, which are associated with certain directors of the Company, own beneficially in the aggregate approximately 64% of the outstanding shares of Common Stock in the Company. Such concentration of ownership may have the effect of delaying or preventing transactions involving an actual or potential change in control of the Company. The Indenture pursuant to which the Notes are issued contains a provision which accelerates the maturity date of the Notes in the event of a change of control. Such provision may also delay or impede a change of control.

CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

  The directors and officers of the Company, together with entities in which they are associated, beneficially owned and controlled approximately 64% of the Company's outstanding Common Stock at March 31, 1998. As a consequence, the directors and officers have significant control over the Company's direction and operation, including the ability to elect all of the directors of the Company and to cast the majority of the votes with respect to virtually all matters submitted to a vote of the Company's stockholders. Such concentration of control may have the effect of delaying or preventing transactions or potential change of control of the Company.

POTENTIAL ADVERSE EFFECT AS SHARES ELIGIBLE FOR FUTURE SALE

  As of the date of this Prospectus, the Company had 15,138,454 shares of Common Stock outstanding, of which 8,066,171 shares are held by persons who may be deemed to be affiliates of the Company. In addition, the Company had an aggregate of 3,415,555 options outstanding held by directors, officers and employees entitling the holders thereof to acquire an equal number of shares of Common Stock on exercise, of which an aggregate of 1,792,118 would be held by persons who may be deemed to be affiliates of the Company. Except as hereafter noted, the shares of Common Stock that may be issued on exercise of such options are freely tradeable in the public market. The public sale of the shares of Common Stock held by affiliates, or acquired by affiliates on exercise of options, is limited and such persons are either required to register such shares or to comply with Rule 144 of the general rules and regulations under the Securities Act which limits the number of shares that may be sold by any one person during each 90-day period. Affiliates also have the right, under certain circumstances, to require the Company to register such sales for public sale. The sale of a substantial amount of shares of Common Stock in the public market, or even the potential of such sale, could adversely affect the market price of the Common Stock and the Company's ability to sell shares of Common Stock in the future.

                                 LEGAL MATTERS

  Certain legal matters relating to the Units will be passed upon for the Issuer by Arent Fox Kintner Plotkin & Kahn, PLLC.

                                    EXPERTS

  Consolidated Financial Statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the three-year period ended December 31, 1997 incorporated by reference into this Prospectus have been audited by KPMG Polska Sp. z o.o., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICI-TATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AU-THORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUAL-IFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SO-LICITATION.

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                               TABLE OF CONTENTS

                                                                            PAGE
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
Available Information......................................................   2
Incorporation of Documents by Reference....................................   2
Forward-Looking Statements.................................................   2
The Company................................................................   3
The Offering...............................................................   4
Risk Factors...............................................................   5
Legal Matters..............................................................  11

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                          [EURONET LOGO APPEARS HERE]

                             EURONET SERVICES INC.

                        766,114 SHARES OF COMMON STOCK
                               ($.02 PAR VALUE)

                               ----------------

                                  PROSPECTUS

                               ----------------

                                 JUNE 17, 1998

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